             SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2004

GREENE COUNTY BANCORP, INC.
(Exact name of registrant as specified in its charter)

          Federal ___________                __0-25165 __                                      14-1809721
(State or other jurisdiction of incorporation)               (Commission File No.)                             (IRS Employer Identification No.)

302 Main Street, Catskill NY                                                                                          12414
(Address of principal executive offices)                (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

 Not Applicable
(Former name or former address, if changed since last report)

Item 5.        Other Events and Regulation FD Disclosure

The following information is furnished pursuant to this Item 5 "Other Events and Regulation FD Disclosure."

     On January 22, 2004, Greene County Bancorp, Inc. (the "Company") announced the declaration of its next semi-annual cash dividend. A copy of the press release dated January 22, 2004 giving details associated with the dividend is attached as Exhibit 99 to this report.

Item 7.        Financial Statements and Exhibits.

   (a)  Not Applicable.

   (b)  Not Applicable.

   (c)  Exhibits.

Exhibit No.           Description

    99                    Press release dated January 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: January 22, 2004         By:    /s/ J. Bruce Whittaker
J. Bruce Whittaker
President and Chief Executive Officer

EXHIBIT 99

PRESS RELEASE OF GREENE COUNTY BANCORP, INC.

January 22, 2004
FOR IMMEDIATE RELEASE
Contact: Michelle Plummer, CPA
Chief Financial Officer
518.943.2600  Ext 2007

Greene County Bancorp, Inc. Increases Cash Dividend

Catskill, NY – January 22, 2004. – J. Bruce Whittaker, President and Chief Executive Officer of Greene County Bancorp, Inc. (NASDAQ – GCBC), today announced that the Company has declared a semi-annual cash dividend of $.40 per share of the Company’s common stock. The dividend represents an 11.11% increase from the prior dividend rate of $.36 per share. The dividend will be payable to stockholders of record as of February 15, 2004, and will be paid on March 1, 2004.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC, a federal mutual holding company, which owns 56.4 percent of the Company’s outstanding shares. Greene County Bancorp, MHC will file a regulatory notice of its intention to waive the receipt of dividends paid on its shares of the Company.

Greene County Bancorp, Inc. is the parent corporation for The Bank of Greene County, A New York-chartered savings bank headquartered in Catskill, NY. The Bank operates six full service offices in Catskill, Cairo, Coxsackie, Greenville, Tannersville and Westerlo, NY.

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